As filed with the Securities and Exchange Commission on December 5, 2019.

Registration No. 333-232047

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

High Sierra Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	2833	84-1344320
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

1495 Ridgeview Drive, Suite 230A, Reno, Nevada 89519

(775) 224-4700

(Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Corporation Service Company

1900 W. Littleton Boulevard

Littleton, CO 80120

(866) 403-5272

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert N. Wilkinson, Esq.

Anderson, Call & Wilkinson, P.C.

110 So. Regent Street, Suite 200

Salt Lake City, Utah, 84111

Telephone No.: (801) 521-3434

Facsimile No.: (801) 220-0625

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  Check one:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE:  DEREGISTRATION OF REGISTERED SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (Registration No. 333-232047) of High Sierra Technologies, Inc., a Colorado corporation (the “Company”), which Registration Statement was publicly filed with the Securities and Exchange Commission (the “Commission”) on June 10, 2019, and declared effective on August 9, 2019.

The Registration Statement provides for the registration of:  (i) 3,500,000 shares of common stock for sale by the Company under its Primary Offering; and (ii) 2,500,500 shares of common stock for resale under a Secondary Offering by certain Selling Stockholders of the Company.

As of the date hereof, the Company has sold zero (0) shares of common stock under the Primary Offering, and zero (0) shares of common stock under the Secondary Offering have been sold.  The Company was not successful in its search for an underwriter for the Primary Offering, and some of the state blue sky laws where the Company wanted to register its shares required that officers or directors of the Company be licensed as securities sales persons in order to sell the shares.  In addition, the majority of shares that were registered as part of the secondary offering will satisfy a one year holding period under Rule 144 as of December 31, 2019, and may become free trading under Rule 144 after that date.  For these reasons, the Company’s Board of Directors has resolved to terminate the Primary Offering and the Secondary Offering.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered thereunder that remain unsold at the termination of the offerings, the Company hereby requests deregistration of the registered shares, and removes and withdraws from registration all 3,500,000 shares that were registered but remained unsold upon the termination of the Primary Offering, and all 2,500,500 shares registered for resale under the Secondary Offering which remain unsold.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on the 5th day of December, 2019.

High Sierra Technologies, Inc.

Date: December 5, 2019	By:	/s/ Vincent C. Lombardi
Vincent C. Lombardi
President and Chief Executive Officer

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 in reliance upon Rule 478(a)(4) under the Securities Act of 1933, as amended.

SEC/1284